Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1. Registration Statements (Form S-3 No. 333-129642, 333-133431, 333-141862, 333-145339, 333-151352) of Goodrich Petroleum Corporation and in the related Prospectuses, and

2. Registration Statements (Form S-8 No. 333-01077, 333-120425, 333-120427, 333-138156) of Goodrich Petroleum Corporation

of our report dated February 27, 2009, with respect to the consolidated financial statements of Goodrich Petroleum Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Goodrich Petroleum Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/    Ernst & Young LLP

Houston, Texas

February 27, 2009